Exhibit 10.27


                                                               Execution Version





                               PURCHASE AGREEMENT

                         dated as of December 12, 2002,

                                  by and among

                    DUKE ENERGY GAS TRANSMISSION CORPORATION,

                             ALGONQUIN ENERGY, INC.,

                               KEYSPAN LNG GP, LLC

                                       and

                               KEYSPAN LNG LP, LLC


ARTICLE I DEFINITIONS.....................................................................................................2
    Section 1.1.        Certain Definitions...............................................................................2
ARTICLE II CLOSING, DELIVERIES AT CLOSING AND ADDITIONAL AGREEMENTS.......................................................9
    Section 2.1.        Closing...........................................................................................9
    Section 2.2.        Deliveries by Seller to Buyer.....................................................................9
    Section 2.3.        Deliveries by Buyer to Seller....................................................................10
    Section 2.4.        Intercompany Debt................................................................................11
    Section 2.5.        Certain Agreements...............................................................................11
ARTICLE III CONSIDERATION; POST-CLOSING ADJUSTMENT.......................................................................11
    Section 3.1.        Amount and Form of Consideration.................................................................11
    Section 3.2.        Payment of Consideration and Delivery of Partnership Interests at Closing........................12
    Section 3.3.        Post-Closing Adjustment..........................................................................12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER......................................................................14
    Section 4.1.        Organization; Power and Authority................................................................14
    Section 4.2.        Authorizations; Execution and Validity...........................................................15
    Section 4.3.        No Conflict; Consents............................................................................15
    Section 4.4.        Subsidiaries.....................................................................................16
    Section 4.5.        Capitalization...................................................................................16
    Section 4.6.        Financial Statements.............................................................................16
    Section 4.7.        Legal Proceedings; Orders........................................................................17
    Section 4.8.        Environmental Matters............................................................................17
    Section 4.9.        Employees........................................................................................18
    Section 4.10.           Taxes........................................................................................19
    Section 4.11.           Title to Partnership Interests...............................................................20
    Section 4.12.           Material Contracts...........................................................................20
    Section 4.13.           Bank Accounts; Directors and Officers........................................................20
    Section 4.14.           Title to and Condition of Properties.........................................................20
    Section 4.15.           Insurance....................................................................................22
    Section 4.16.           Absence of Certain Changes...................................................................22
    Section 4.17.           Fees.........................................................................................23
    Section 4.18.           Accounts Receivable and Accounts Payable.....................................................23
    Section 4.19.           Intellectual Property Rights; Computer Programs and Software.................................24
    Section 4.20.           Governmental Authorizations..................................................................24
    Section 4.21.           FERC Form No. 2-A............................................................................24
    Section 4.22.           Compliance with Law..........................................................................25
    Section 4.23.           Customers and Vendors........................................................................25
    Section 4.24.           Disclaimer...................................................................................25
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER........................................................................25
    Section 5.1.        Organization; Power and Authority................................................................25
    Section 5.2.        Authorizations; Execution and Validity...........................................................26
    Section 5.3.        No Conflicts; Consents...........................................................................26
    Section 5.4.        Litigation.......................................................................................26
    Section 5.5.        Access to Documents; Opportunity to Ask Questions................................................26
    Section 5.6.        Investment Intent; Sophisticated Buyer...........................................................27
    Section 5.7.        Fees.............................................................................................27
    Section 5.8.        Disclaimer.......................................................................................27

                                      i


ARTICLE VI COVENANTS.....................................................................................................27
    Section 6.1.        Covenants........................................................................................27
ARTICLE VII TAX MATTERS..................................................................................................32
    Section 7.1.        Preparation and Filing of Tax Returns............................................................32
    Section 7.2.        Access to Information............................................................................34
    Section 7.3.        Indemnification by Seller........................................................................34
    Section 7.4.        Buyer Tax Indemnification........................................................................35
    Section 7.5.        Tax Indemnification Procedures...................................................................35
    Section 7.6.        Conflict.........................................................................................37
    Section 7.7.        Tax Sharing Agreements...........................................................................37
ARTICLE VIII INDEMNIFICATION.............................................................................................37
    Section 8.1.        Seller Indemnification...........................................................................37
    Section 8.2.        Buyer Indemnification............................................................................37
    Section 8.3.        Indemnification Procedures.......................................................................38
    Section 8.4.        Limits on Indemnification........................................................................40
    Section 8.5.        Remedies Exclusive...............................................................................41
    Section 8.6.        Certain Damages..................................................................................41
    Section 8.7.        Miscellaneous....................................................................................42
ARTICLE IX GENERAL.......................................................................................................42
    Section 9.1.        Amendments.......................................................................................42
    Section 9.2.        Waivers..........................................................................................42
    Section 9.3.        Notices..........................................................................................42
    Section 9.4.        Successors and Assigns; Parties in Interest......................................................43
    Section 9.5.        Severability.....................................................................................44
    Section 9.6.        Entire Agreement.................................................................................44
    Section 9.7.        Governing Law....................................................................................44
    Section 9.8.        Expenses.........................................................................................44
    Section 9.9.        Release of Information...........................................................................45
    Section 9.10.           Specific Performance.........................................................................45
    Section 9.11.           Confidentiality..............................................................................45
    Section 9.12.           Certain Construction Rules...................................................................46
    Section 9.13.           Counterparts.................................................................................46
    Section 9.14.           Further Assurances...........................................................................46

Schedules
---------

Schedule 1.1(a)      -  Buyer's Knowledge
Schedule 1.1(b)      -  Seller's Knowledge
Schedule 3.3         -  Net Working Capital; Principles and Procedures
Schedule 4.3         -  Conflicts and Consents (Seller's Representations)
Schedule 4.6(a)      -  FERC Forms 2-A; Interim Financial Statements
Schedule 4.6(b)      -  Undisclosed Liabilities
Schedule 4.7         -  Legal Proceedings
Schedule 4.8         -  Environmental Matters
Schedule 4.10        -  Taxes
Schedule 4.12        -  Material Contracts
Schedule 4.13        -  Bank Accounts
Schedule 4.14(a)     -  Real Property
Schedule 4.15        -  Insurance
Schedule 4.16        -  Certain Changes
Schedule 4.19(a)     -  Intellectual Property
Schedule 4.19(b)     -  Computer Programs Software
Schedule 4.20        -  Permits
Schedule 4.2         -  Customers and Vendors
Schedule 5.3         -  Conflicts and Consents (Buyer's Representations)
Schedule 6.1(g)      -  Excluded Personal Property
Schedule 8.1(d)      -  Seller Indemnification

Exhibit A               Form of Opinion of Seller's Counsel
Exhibit B               Form of Transition Agreement
Exhibit C-1             Form of Seller Release Agreement
Exhibit C-2             Form of ALNG Release Agreement
Exhibit D               Form of Con Ed Letter Agreement
Exhibit E               Form of Balancing Agreement
Exhibit F               Form of Opinion of Buyer's Counsel
Exhibit G               Form of Assignment of Seller's Marks, Certain Accounts
                        Receivable and Bank Accounts

                               PURCHASE AGREEMENT


     This PURCHASE AGREEMENT, dated as of December 12, 2002 (this "Agreement"), is entered into by and among DUKE ENERGY GAS TRANSMISSION CORPORATION ("DEGT") and ALGONQUIN ENERGY, INC. ("AEI"), each a Delaware corporation (individually and collectively, "Seller") and KEYSPAN LNG GP, LLC ("KLNG GP") and KEYSPAN LNG LP, LLC ("KLNG LP"), each a Delaware limited liability company (individually and collectively, "Buyer"). Buyer and Seller may be referred to herein individually as a "Party" or collectively as the "Parties."


                                    RECITALS

     Seller collectively owns 100% of the general partnership interests and limited partnership interests (collectively, the "Partnership Interests") in Algonquin LNG, LP, a Delaware limited partnership ("ALNG Partnership").


     ALNG Partnership owns and operates a 600,000-barrel liquefied natural gas storage tank, located in Providence, Rhode Island, together with facilities to receive and deliver liquefied natural gas in gaseous and liquid states ("ALNG Facility").


     ALNG Partnership is the successor by conversion to Algonquin LNG, Inc., a Delaware corporation ("ALNGI" and, together with ALNG Partnership, "ALNG"), 99.5% of the common stock of which was owned by Duke Energy GT Funding Corporation and 0.5% of the common stock of which was owned by AEI immediately prior to such conversion. Following the Conversion, Duke Energy GT Funding Corporation transferred its partnership interest in ALNG to DEGT.


     Buyer desires to purchase from Seller, and Seller is willing to sell to Buyer, the Partnership Interests. Buyer and Seller desire that the 0.5% general partnership interest in the ALNG Partnership held by AEI be transferred to KLNG GP and that the 99.5% limited partnership interest in ALNG Partnership held by DEGT be transferred to KLNG LP.


     NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

Section 1.1.         Certain Definitions

     (a) As used in this Agreement, the terms set forth below shall have the following respective meanings:


     "Adverse Claim" means, with respect to any security or other financial instrument, an "adverse claim" as defined in Section 8-102(a)(1) of the Uniform Commercial Code as in effect in the State of New York.


     "Affiliate" means, with respect to any Person, (a) any Subsidiary of such Person or (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.


     "Business Day" means any day other than a Saturday, Sunday, or day on which commercial banks in Houston, Texas and/or New York, New York are authorized or required by Law to remain closed.


     "Buyer  Confidentiality   Agreement"  means  that  certain  confidentiality
agreement, dated as of the 11th day of May, 2001, between Seller and Buyer.


     "Capital Stock" means, with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated.


     "Code" means the Internal Revenue Code of 1986, as amended.


     "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, or insurance policy.


     "DEOC" means Duke Energy Operating Company.


     "Derivative Instrument" means a financial instrument or other contract which (i) has one or more of the following: a specified interest rate, security price, commodity price, foreign exchange rate, index of prices or rates, or other variables, and one or more of the following: number of currency units, shares, bushels, pounds or other units specified in the contract, or payment provisions or both; (ii) requires no initial investment or an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to change in market factors; and (iii) its terms require or permit net settlement, it can readily net by means outside the contract, or it provides for delivery of an asset that puts the recipient in a position not substantially different from net settlement, all as more fully described in FAS 133, Accounting for Derivative Instruments and Hedging Activities.


     "Employee Benefit Plan" means any "employee benefit plan" within the meaning of Section 3(3) of ERISA.


     "Environmental Laws" means any Law, directive, Permit, authorization or Order relating to (i) protection of the environment, human health, or workplace safety, (ii) damages to natural resources, (iii) the actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, spill or emission of Hazardous Materials, or (iv) the manufacture, generation, handling, processing, production, gathering, transportation, use, treatment, storage or disposal of, any Hazardous Materials.


     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


     "Estimated Indebtedness" means the estimated Indebtedness as of November 30, 2002, based on the September 30, 2002 balance sheet of ALNG, as set forth in the Estimated Closing Report.


     "Estimated Net Working Capital" means the estimated Net Working Capital as of November 30, 2002, based on the September 30, 2002 balance sheet of ALNG, as set forth in the Estimated Closing Report.


     "Estimated Net Working Capital Adjustment" means the positive or negative number, as the case may be, which is determined in the following manner: (i) if $552,407 is greater than the Estimated Net Working Capital, then the Estimated Net Working Capital Adjustment is a positive number equal to such excess (in which event the Purchase Price would be reduced by such amount); (ii) if $552,407 is equal to the Estimated Net Working Capital, then the Estimated Net Working Capital Adjustment is equal to zero; and (iii) if $552,407 is less than the Estimated Net Working Capital, then the Estimated Net Working Capital Adjustment is a negative number equal to such deficit (in which event the Purchase Price would be increased by such amount).


     "Estimated Other Purchase Price Adjustments" means the estimated Other Purchase Price Adjustments as of November 30, 2002 based on the September 30, 2002 balance sheet of ALNG as set forth in the Estimated Closing Report.


     "FERC" means the Federal Energy Regulatory Commission.


     "GAAP" means generally accepted accounting principles of the United States applied on a consistent basis.


     "Governmental Authority" means any federal, state, or local government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.

     "Hazardous Materials" means any substance, whether solid, liquid, gaseous, or any combination of the foregoing: (a) that is listed, defined, or regulated as a "hazardous material," "hazardous waste," "solid waste," "hazardous substance," "toxic substance," "contaminant," or "pollutant" or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law or otherwise prohibited, limited or regulated under any Environmental Law; or (b) that is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, or explosive or radioactive material, or waste petroleum hydrocarbons.


     "Indebtedness" means without duplication the sum of (1) the principal amount of any indebtedness of ALNG for borrowed money outstanding as of the Closing Date, (2) any unpaid interest and bank fees owing on any such indebtedness of ALNG as of the Closing Date, (3) obligations for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business) of ALNG as of the Closing Date, (4) obligations in respect of banker's acceptances or letters of credit (other than letters of credit in respect of accounts payable reflected in Net Working Capital) issued or created for the account of ALNG as of the Closing Date, (5) all indebtedness or obligations of the types referred to in the preceding clauses (1) through (4) of any other Person secured by any Lien on any assets of ALNG, even though ALNG has not assumed or otherwise become liable for the payment thereof, but excluding customer deposits and interest payable thereon in the ordinary course of business, (6) obligations in the nature of guarantees of obligations entered into by ALNG of the type described in clauses (1) through (5) above of any other Person, and (7) any payment obligation in respect of, including any costs associated with the termination of, any Derivative Instrument.


     "Intellectual Property" means any and all ideas, inventions, marks (including trademarks, service marks, certification marks, collective marks, domain names and collective membership marks, whether word, logo, or other forms of designations of origin, all of the foregoing collectively referred to as "Marks"), trade names, designs, expressions and works of authorship, copyrights, moral rights, database rights, mask works, applications therefor, patents thereon, registrations thereof and licenses thereof, royalty rights, any and all goodwill of ALNG, proprietary and/or confidential information (including technical information relating to development, design, manufacture, scheduling, installation, assembly or testing, trade secrets, secret processes and procedures, know-how, business and financial information, and all confidential information of any nature, collectively referred to as "Proprietary Information"), and any other similar property, whether or not embodied in tangible form (including but not limited to technical drawings and specifications, shop drawings, manuals, forms, working notes and memos, market studies, consultants' reports, technical and laboratory data, notebooks, samples and engineering prototypes), including all property listed or described on
Schedule 4.19(a).


     "Knowledge" means (a) with respect to Buyer, the actual knowledge of any of the individuals specified on Schedule 1.1(a), and (b) with respect to Seller, the actual knowledge of any of the individuals specified on Schedule 1.1(b).


     "Law" means any federal, state, or local law (including common law), statute, rule, ordinance, code, directive, decree, treaty or regulation.

     "Legal  Proceeding"  means  any  judicial,  administrative,  regulatory  or
arbitral   action,   suit  or  proceeding   (public  or  private),   inquiry  or
investigation by or before any court or other Governmental Authority.


     "Lien" means any lien, pledge,  mortgage, deed of trust, security interest,
attachment,   levy,   restriction,   claim,  option,  charge  or  other  similar
encumbrance affecting title.


     "Losses"   means  claims,   judgments,   causes  of  action,   liabilities,
obligations, damages (including diminution in value), losses, deficiencies, costs, penalties, fines and expenses (including, without limitation, reasonable professional fees and costs of settlement, judgment and interest).


     "Material Adverse Effect" means any condition, circumstance, event or effect that is material and adverse to the business, assets, results of operations or financial condition of ALNG.


     "Material Contract" means any Contract to which ALNG is a party that (a) can reasonably be expected to result in (i) aggregate payments by ALNG of more than $25,000 during any year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) or (ii) aggregate revenues to ALNG of more than $25,000 during any year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues); (b) imposes a non-competition or non-solicitation obligation on ALNG; (c) has a term of twelve (12) months or more; (d) is a collective bargaining or similar labor agreement; (e) is an employment, consulting or similar agreement or arrangement;
(f) is an indenture, credit agreement, note, mortgage, security or other commitment or arrangement pursuant to which ALNG has made or will make loans or advances, or has or will have incurred Indebtedness or becomes a guarantor or surety or pledge its credit on or otherwise become responsible with respect to any undertaking of another; (g) is a Contract (including purchase orders, blanket purchase orders and agreements and delivery orders) with any Governmental Authority; (h) is a Contract between ALNG and any Seller or any officer, director, key employee or Affiliate of any Seller, including any such Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, ALNG, or to or from any corporation, partnership, trust or other entity in which any such Person, or group of such Persons, owns in excess of 5% of the outstanding equity interest; (i) is an agreement or arrangement with any customer of ALNG which provides that such customer shall be sold products or services at the lowest price ALNG charges its customers for any such products or services or which contains any other "most favored nation" or similar clause;
(j) is a Derivative Instrument; (k) is a performance, bid or completion bond, surety or indemnification agreement or power of attorney; (l) is a material secrecy or confidentiality agreement imposing confidentiality obligations upon ALNG; (m) is a partnership or joint venture agreement; or (n) is an agreement related to the acquisition or divestiture of Capital Stock, other equity interest or assets by or of ALNG entered into other than in the ordinary course of business.


     "Net Working Capital" means the excess of the aggregate current assets over the current liabilities of ALNG, determined as of November 30, 2002, as calculated in accordance with and in a manner consistent with the illustration set forth in Schedule 3.3, including the statement of accounting principles attached to and made a part of such Schedule 3.3.


     "Other Purchase Price Adjustments" means the (i) the sum of the values of accounts receivable of ALNG assigned to Seller pursuant to the assignment attached as Exhibit G, working funds of ALNG and prepayments of ALNG, and accrued ad valorem and sales taxes minus (ii) the sum of the values of overdrawn cash amounts contained in the bank accounts of ALNG assigned to Seller pursuant to the assignment attached as Exhibit G, employee-related liabilities included in the accounts payable of ALNG and the amount reflected on ALNG's balance sheet described as "Investment Plan Loan"; in each case determined as of November 30, 2002, as calculated in accordance with and in a manner consistent with the illustration set forth in Schedule 3.3.


     "Order" means any order, judgment, injunction, ruling, or decree of any court or other Governmental Authority.


     "Partnership Agreement" means that certain Limited Partnership Agreement of Algonquin LNG, LP, dated October 17, 2002, by and between DEGT and AEI.


     "Permit"  means  any  permit,  license,  authorization,   consent,  waiver,
variance,   extension,   filing,  franchise,   certificate,   Order,  exemption,
registration or approval issued by a Governmental Authority.


     "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority, or other entity.


     "Prime Rate" means the rate of interest publicly announced from time to time by Citibank, N.A., New York branch, as its "prime" or "base" lending rate.


     "Securities Act" means the Securities Act of 1933, as amended.


     "Seller Group" means the affiliated group of corporations of which Duke Energy Corporation is the common parent, which join in the filing of a consolidated federal income Tax return (and any similar group under state Law).


     "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, or other entity of which a majority of the shares of Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership, limited liability company, or other entity are owned by such Person.


     "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, withholding, payroll, unemployment, property (both real and personal), severance, value added, transfer, Capital Stock, excise, estimated, custom duties or any other taxes of any kind whatsoever including any interest, penalty, or addition thereto whether or not disputed.


     "Taxing Authority" means, with respect to any Tax, the domestic, foreign, federal, national, state, county or municipal or other local governmental entity or political subdivision thereof that imposes such Tax, and the agency or commission (if any) charged with the collection of such Tax for such entity or subdivision.


     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement or other document relating to Taxes filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto and including any amendment thereof.


     "Third Party Claim" means any claim that (i) is brought by a Person other than Buyer, Seller or their respective Affiliates, or (ii) is brought against ALNG by any Affiliate of Buyer and that relates to matters occurring prior to the Closing Date.

     (b) Each of the terms set forth below has the meaning set forth in the provision set forth opposite such term in the following table:

      Term                                         Provision
      ----                                         ---------

      Agreement                                    Preamble
      AEI                                          Preamble
      ALNG                                         Recitals
      ALNG Employees                               Section 6.1(b)(i)
      ALNG Facility                                Recitals
      ALNG GP                                      Preamble
      ALNG                                         Recitals
      ALNG LP                                      Preamble
      ALNG Partnership                             Recitals
      Basket Amount                                Section 8.4(a)
      Books and Records                            Section 6.1(a)
      Buyer                                        Preamble
      Buyer Tax Indemnitees                        Section 7.3(a)
      Claim Notice                                 Section 8.3(a)
      Closing                                      Section 2.1
      Closing Date                                 Section 2.1
      Closing  Balance Sheet                       Section 3.3(b)
      Closing Report                               Section 3.3(b)
      COBRA                                        Section 6.1(d)(ii)
      Conversion                                   Section 4.1(b)
      DEGT                                         Preamble
      FERC Forms 2-A                               Section 4.6(a)
      Election Period                              Section 8.3(b)
      Estimated Closing Balance Sheet              Section 3.1(b)

      Term                                         Provision
      ----                                         ---------

      Estimated Closing Report                     Section 3.1(b)
      Estimated Purchase Price                     Section 3.1(b)
      Fee Property                                 Section 4.14(a)
      FERC Forms 2-A                               Section 4.6(a)
      Final Arbiter                                Section 3.3(e)
      Financial Statements                         Section 4.6(a)
      Indebtedness Adjustment Amount               Section 3.3(a)
      Indemnified Party                            Section 8.3(a)
      Indemnifying Party                           Section 8.3(a)
      Indemnity Notice                             Section 8.3(e)
      Interim Financial Statements                 Section 4.6(a)
      Leased Property                              Section 4.14(a)
      Liability Cap                                Section 8.4(a)
      Marked Materials                             Section 6.1(e)(ii)
      Marks                                        Section 1.1 - Definition of
                                                   Intellectual Property
      Net Working Capital Adjustment Amount        Section 3.3(a)
      Objection Notification Date                  Section 3.3(c)
      Partnership Interests                        Recitals
      Party(ies)                                   Preamble
      PCBs                                         Section 4.8(d)
      Permitted Liens                              Section 4.14(a)
      Pre-Closing Tax Period                       Section 7.1(a)
      Proprietary Information                      Section 1.1 - Definition of
                                                   Intellectual Property
      Purchase Price                               Section 3.1(a)
      RAP                                          Section 4.6(a)
      Seller                                       Preamble
      Seller Marks                                 Section 6.1(e)(i)
      Straddle Period                              Section 7.1(e)
      Tax Claim                                    Section 7.5(a)
      Tax Indemnified Party                        Section 7.5(a)
      Tax Indemnifying Party                       Section 7.5(a)
      Tax Items                                    Section 7.1(a)
      Termination Date                             Section 6.1(b)(i)
      Transferred Employees                        Section 6.1(b)(i)
      Transition Agreement                         Section 2.2(d)
      USTs                                         Section 4.8(c)

                                   ARTICLE II
            CLOSING, DELIVERIES AT CLOSING AND ADDITIONAL AGREEMENTS

Section 2.1.         Closing


     The closing of the transactions contemplated hereby (the "Closing") shall take place at a time and place on the date hereof ("Closing Date") that is mutually acceptable to the Parties.

Section 2.2.         Deliveries by Seller to Buyer


     At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

     (a) one or more assignments of partnership interests and bills of sale evidencing the assignment and transfer of the Partnership Interests and all rights of Seller under the Partnership Agreement to Buyer free and clear of any Liens or Adverse Claims;

     (b) a certificate of the Secretary or an Assistant Secretary of each Seller, dated as of the date of this Agreement, setting forth and attesting to
(i) the resolutions of the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (ii) the incumbency and signature of each officer of such Seller executing this Agreement; and (iii) the organizational documents of such Seller;

     (c) A written opinion dated as of the Closing Date from Seller's counsel, in the form attached hereto as Exhibit A;

     (d) a transition agreement in the form attached hereto as Exhibit B (the "Transition Agreement");

     (e) an amendment to or an amendment and restatement of the Certificate of Limited Partnership of ALNG as necessary to reflect the withdrawal of Seller from ALNG and the admission of Buyer to ALNG;

     (f) a copy of the certificate of limited partnership for ALNG, certified by the Delaware Secretary of State, and a copy of the ALNG partnership agreement certified by an officer of its general partner;

     (g) certificates from appropriate authorities, dated no earlier than December 3, 2002, as to the good standing and legal existence of each Seller and ALNG and qualification to do business by each Seller and ALNG in each jurisdiction where they are so qualified;

     (h) (i) the minute books and partnership records of ALNG and any books and records necessary for the operation of ALNG's business (including the property insurance certificates provided by customers of ALNG pursuant to Section 21 of the General Terms and Conditions of its tariff), and (ii) any other books and records maintained with respect to ALNG or its business operations; provided, however, that with respect to the books and records described in (ii) that also contain information relating to Seller or any of its Affiliates (other than ALNG), Seller shall deliver such books and records as soon as reasonably practicable, but in any event within 6 months, following the Closing Date and shall be entitled to redact from such books and records all information that does not directly relate to ALNG or its business operations; provided, further, that in no event shall Seller be obligated pursuant to this Agreement to provide to Buyer any records relating to the offering and negotiation of the terms and conditions of the sale of the Partnership Interests to Buyer;

     (i) a release in the form attached hereto as Exhibit C-1, pursuant to which each Seller agrees on behalf of itself and its Affiliates to release any claims it may have against ALNG with respect to matters arising prior to Closing;

     (j) an agreement in the form attached hereto as Exhibit D among each Seller, each Buyer and ALNG;

     (k) an agreement in the form attached hereto as Exhibit E among each Seller and each Buyer;

     (l) affidavits, in a form reasonably acceptable to Buyer, that neither Seller is a foreign Person within the meaning of Section 1445 of the Code;

     (m) evidence satisfactory to Buyer of the termination of the agreements referred to in Section 2.5 and Section 7.7 hereof; and

     (n) all other previously undelivered items required to be delivered by Seller to Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by Buyer.

Section 2.3.         Deliveries by Buyer to Seller


     At the Closing, Buyer shall deliver to Seller the following:

     (a) a wire transfer of immediately available funds (to such account as Seller shall have specified to Buyer within 24 hours prior to the Closing) in the amount equal to the Estimated Purchase Price;

     (b) the certificate of the Secretary or an Assistant Secretary of Buyer, dated as of the date of this Agreement, setting forth and attesting to (i) the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) the incumbency and signature of each officer of Buyer executing this Agreement and (iii) the organizational documents of Buyer;

     (c) the Transition Agreement ; and

     (d) a written opinion dated as of the Closing Date from Buyer's counsel, in the form attached hereto as Exhibit F; and

     (e) a release in the form attached hereto as Exhibit C-2, pursuant to which ALNG agrees to release any claims it may have against either Seller or its Affiliates with respect to matters arising prior to Closing.

Section 2.4.         Intercompany Debt


     At or prior to Closing, Seller shall have caused all intercompany accounts between ALNG, on the one hand, and Seller and its Affiliates, on the other, to have been eliminated without the transfer of cash from ALNG and without ALNG incurring or retaining any liability with respect thereto.

Section 2.5.         Certain Agreements


     Seller shall cause all agreements, whether written or oral, direct or indirect, between ALNG and Seller or any Affiliate of ALNG or Seller, including that certain Assignment of Maintenance Services Agreement and Pipeline Interconnection Agreement between DEOC and ALNG dated effective as of January 1, 1998, and any guaranties of any obligations of Seller or such Affiliate to third parties (but excluding those agreements to be executed and delivered to Buyer on the Closing Date as contemplated by Sections 2.2 (a), (d), (e), (i), (j) and
(k), the agreement referenced under item 3 of Schedule 4.14(a), and the assignment attached as Exhibit G), to be terminated at or prior to Closing, including the Operating and Maintenance Services Agreement by and between ALNG Partnership and DEOC dated effective as of January 1, 1998.

                                  ARTICLE III
                     CONSIDERATION; POST-CLOSING ADJUSTMENT

Section 3.1.         Amount and Form of Consideration

     (a) Subject to adjustment pursuant to Section 3.3, the aggregate purchase price to be paid by Buyer to Seller in consideration of the Partnership Interests shall be $28,400,000 minus the Indebtedness, minus the Estimated Net Working Capital Adjustment, minus the Estimated Other Purchase Price Adjustments, plus or minus the Net Working Capital Adjustment Amount pursuant to
Section 3.3(a) and plus or minus the Other Purchase Price Adjustments Amount pursuant to Section 3.3(a) (the "Purchase Price").

     (b) Seller, at its expense, shall prepare, in accordance with the statement of accounting principles and procedures attached to Schedule 3.3, an estimated balance sheet of ALNG as of the close of business on November 30, 2002 (the "Estimated Closing Balance Sheet") and a report as of November 30, 2002 (the "Estimated Closing Report") setting forth the Estimated Net Working Capital, the Estimated Indebtedness and the Estimated Other Purchase Price Adjustments, each based on ALNG's September 30, 2002 balance sheet. Buyer and its accountants shall have the opportunity to review with Seller the drafts of the Estimated Closing Balance Sheet and the Estimated Closing Report (each of which Seller is to prepare and deliver to Buyer not later than three (3) Business Days prior to the issuance of the Estimated Closing Balance Sheet and the Estimated Closing Report). Not later than two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer (i) the Estimated Closing Balance Sheet and the Estimated Closing Report and (ii) an estimate of the amount of the Purchase Price, which shall be equal to $28,400,000 minus the sum of (i) the Estimated Indebtedness,
(ii) the Estimated Net Working Capital Adjustment and (iii) the Estimated Other Purchase Price Adjustments (such estimate is referred to herein as the "Estimated Purchase Price").

     (c) Seller and Buyer will each bear one half of the cost of any documentary, stamp, sales, use, and excise or other transfer Taxes (if any), payable in respect of the transfer of the Partnership Interests.

Section 3.2. Payment of Consideration and Delivery of Partnership Interests at Closing


     At the Closing, Buyer shall pay the Estimated Purchase Price to Seller, by wire transfer of immediately available funds, and Seller shall deliver to Buyer one or more assignments of partnership interests and bills of sale evidencing the assignment and transfer of the Partnership Interests and all rights of Seller under the Partnership Agreement to Buyer.

Section 3.3.         Post-Closing Adjustment

     (a) In accordance with the terms and provisions of this Section 3.3, Buyer shall pay to Seller, or Seller shall pay to Buyer (as the case may be), an amount (the "Net Working Capital Adjustment Amount") equal to the amount by which Net Working Capital is greater (in which case the Purchase Price shall be increased by such amount and Buyer shall pay the Net Working Capital Adjustment Amount to Seller) or is less (in which case the Purchase Price shall be reduced by such amount and Seller shall pay the Net Working Capital Adjustment Amount to Buyer) than Estimated Net Working Capital, together with interest thereon at the Prime Rate plus 2% per annum from the Closing Date until the date such payment is made. In accordance with the terms and provisions of this Section 3.3, Seller shall pay to Buyer an amount, if any (the "Indebtedness Adjustment Amount"), equal to the amount by which the Indebtedness exceeds Estimated Indebtedness, together with interest thereon at the Prime Rate plus 2% per annum from the Closing Date until the date such payment is made. In accordance with the terms and provisions of this Section 3.3, Buyer shall pay to Seller, or Seller shall pay to Buyer (as the case may be) an amount, if any (the "Other Purchase Price Adjustments Amount"), equal to the amount by which Other Purchase Price Adjustments is less (in which case the Purchase Price shall be increased by such amount and Buyer shall pay the Other Purchase Price Adjustments Amount to Seller) or is greater (in which case the Purchase Price shall be reduced by such amount and Seller shall pay the Other Purchase Price Adjustments Amount to Buyer) than the Estimated Other Purchase Price Adjustments, together with interest thereon at the Prime Rate plus 2% per annum from the Closing Date until the date such payment is made.

     (b) Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller the balance sheet of ALNG as of November 30, 2002 (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with Schedule
3.3. In addition, no later than the date upon which Buyer delivers the Closing Balance Sheet to Seller, Buyer shall deliver to Seller a report setting forth its proposed calculation of Net Working Capital, Indebtedness and Other Purchase Price Adjustments, which shall be made in accordance with and in a manner consistent with the illustration set forth in Schedule 3.3, including the statement of accounting principles attached to and made a part of such Schedule
3.3 (the "Closing Report"). The calculation of Net Working Capital, Indebtedness and Other Purchase Price Adjustments set forth in the Closing Report shall be binding upon both Parties, unless Seller objects, at Seller's expense, to such calculation in accordance with Section 3.3(c).

     (c) If, within thirty (30) days after Buyer delivers the Closing Balance Sheet and the Closing Report to Seller, Seller notifies Buyer of any objections to the calculation by Buyer of Net Working Capital, Indebtedness and Other Purchase Price Adjustments (the date upon which Seller notifies Buyer of any such objections shall be referred to herein as the "Objection Notification
Date"), Buyer and Seller will attempt in good faith to agree upon the Net Working Capital Adjustment Amount, the Indebtedness Adjustment Amount and the Other Purchase Price Adjustments Amount prior to or on the date that is forty-five (45) days after the Objection Notification Date.

     (d) If Buyer and Seller  agree  prior to or on the date that is  forty-five
(45) days after the Objection Notification Date to a Net Working Capital Adjustment Amount, the Indebtedness Adjustment Amount and/or Other Purchase Price Adjustments Amount that is different from the amount that would be calculated based upon the Closing Report, the payment described in Section 3.3(a) shall be the agreed upon amount.

     (e) If Buyer and Seller do not agree prior to or on the date that is forty-five (45) days after the Objection Notification Date to a Net Working Capital Adjustment Amount, the Indebtedness Adjustment Amount and/or Other Purchase Price Adjustments Amount, as the case may be, payment shall be made by Buyer or Seller, as appropriate, with respect to all "agreed upon" issues on said forty-fifth (45th) day and either Party may submit the remaining matters in dispute (but no other matters) to PriceWaterhouse Coopers or, if that firm declines to act as provided in this paragraph, another firm of independent public accountants mutually acceptable to Buyer and Seller (in either case, the "Final Arbiter"), which firm shall make a final and binding determination as to all matters in dispute with respect to the calculation of the Net Working Capital Adjustment Amount, the Indebtedness Adjustment Amount and/or Other Purchase Price Adjustments Amount,, as the case may be, within forty-five (45) days after its appointment. The Final Arbiter shall send its written determination of Net Working Capital, Indebtedness and Other Purchase Price Adjustments to Buyer and Seller, together with a calculation of the Net Working Capital Adjustment Amount, the Indebtedness Adjustment Amount and/or Other Purchase Price Adjustments Amount, as the case may be, that results from that determination, at which point the determination of the Final Arbiter, and the resulting calculation of the Net Working Capital Adjustment Amount, the Indebtedness Adjustment Amount and/or Other Purchase Price Adjustments Amount, as the case may be, shall be binding on Buyer and Seller, absent fraud or manifest error.

     (f) The fees and expenses of the Final Arbiter shall be allocated between Seller and Buyer so that the amount of fees and expenses paid by Buyer shall be equal to the product of (A) and (B), where (A) is the aggregate amount of such fees and expenses, and where (B) is a fraction, the numerator of which is the amount in dispute that is ultimately successfully disputed by Seller (as determined by the Final Arbiter), and the denominator of which is the total value in dispute, and the remainder of such fees and expenses shall be paid by Seller.

     (g) The payment of the Net Working Capital Adjustment Amount, the Indebtedness Adjustment Amount and/or the Other Purchase Price Adjustments Amount, as contemplated by paragraph (a) above (together with interest thereon as provided in such paragraph (a)) will be made on the day that is five (5) Business Days after the date upon which such amount has been finally determined in accordance with the provisions of this Section 3.3. Such payment will be made to Buyer or Seller, as the case may be, by wire transfer of immediately available funds to an account specified by the Party that is to receive the payment.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER


     Seller hereby, jointly and severally, represents and warrants to Buyer, and Buyer in agreeing to consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, that:

Section 4.1.         Organization; Power and Authority

     (a) Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. ALNG is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to transact business in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. ALNG has all requisite power and authority to own, lease and operate its assets and properties and conduct its businesses and operations as presently being conducted.

     (b) ALNG was duly converted (the "Conversion") from a Delaware corporation to a Delaware limited partnership in accordance with the applicable provisions of the Delaware General Corporation Law and the Delaware Revised Limited Partnership Act.

Section 4.2.         Authorizations; Execution and Validity


     Seller has all requisite power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect affecting creditors' rights generally or general principles of equity.

Section 4.3.         No Conflict; Consents

     (a) Except as set forth on Schedule 4.3, neither the execution and delivery by Seller of this Agreement nor the performance by Seller of its obligations under this Agreement nor the consummation by Seller of the transactions contemplated hereby will (i) violate any Law or Order, (ii) violate the certificate of limited partnership or Partnership Agreement of ALNG, (iii) violate or conflict with, or result in a breach in any provision of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute such a default) under, or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon the Partnership Interests or any of the properties or assets of ALNG under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of which any of Seller or ALNG is a party or by which any of Seller, ALNG or any of their respective assets are bound, or (iv) require any consent or authorization from or filing with or notice to any Governmental Authority or any consent or authorization from or filing or notice to any other Person.

     (b) Except as set forth on Schedule 4.3 or, in the case of (ii) below, as would not reasonably be expected to have a Material Adverse Effect, the Conversion did not (i) violate any Law or Order in any material respect, (ii) violate or conflict with, or result in a breach in any provision of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute such a default) under, or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon the Partnership Interests or any of the properties or assets of ALNG under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of which any of Seller or ALNG is a party or by which any of Seller, ALNG or any of their respective assets are bound, or (iii) require any consent or authorization from or filing with or notice to any Governmental Authority or any consent or authorization from or filing or notice to any other Person, in each case which consent or authorization has not been obtained or which notice has not been duly provided.

Section 4.4.         Subsidiaries


     ALNG does not own any securities or any other equity or ownership interest in any Person. ALNG has no obligation nor is subject to any requirement to make any investment (whether in the form of a loan, capital or guaranty) in any Person.

Section 4.5.         Capitalization


     The Partnership Interests represent 100% of the general and limited partnership interests in ALNG and such Partnership Interests are owned 99.5% beneficially and of record by DEGT as a limited partner and 0.5% beneficially and of record by AEI as a general partner, in each case free and clear of all Liens and other Adverse Claims. There are no outstanding warrants, options, calls, rights, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which ALNG is or may become obligated to issue, sell, purchase, return or redeem any interest in ALNG. There are no voting trusts, proxies, registration rights agreements, or other agreements to which Seller or ALNG is a party with respect to the voting or transfer of any interests in ALNG.

Section 4.6.         Financial Statements

     (a) Attached as Schedule 4.6(a) are (i) copies of the FERC Form No. 2-A (Annual Report of Nonmajor Natural Gas Companies) for the years ending December 31, 2001 and December 31, 2000 audited by Deloitte & Touche LLP and filed by ALNG with the Federal Energy Regulatory Commission (the "FERC Forms 2-A") and
(ii) the unaudited balance sheet of ALNG as of September 30, 2002, together with the related statements of income, cash flow and stockholder's equity of ALNG for the nine-month period ended September 30, 2002 (the "Interim Financial Statements" and, together with the FERC Forms 2-A, the "Financial Statements"). Except as described on Schedule 4.6(a), (i) the FERC Forms 2-A present fairly, in all material respects, the consolidated financial position of ALNG as of the dates indicated, and the results of operations of ALNG for the periods presented, in accordance with the financial requirements of the Federal Energy Regulatory Commission, as set forth in the applicable Uniform System of Accounts and published accounting releases, which is a comprehensive basis of accounting other than GAAP (such financial requirements, "RAP") and (ii) the Interim Financial Statements present fairly, in all material respects, the financial position of ALNG as of the dates indicated, and the results of operations of ALNG for the periods presented in accordance with GAAP consistently applied throughout and among the dates indicated (except for the absence of notes and subject to normal year-end adjustments made in accordance with GAAP).

     (b) Since December 31, 2001, ALNG has not incurred any liability or obligation (whether direct, indirect, inchoate or contingent) except for (i) liabilities or obligations incurred in the ordinary course of business and consistent with past practice, (ii) liabilities or obligations accrued or reserved against or disclosed in the Financial Statements, (iii) liabilities or obligations disclosed in the Schedules hereto, (iv) liabilities or obligations disclosed in Schedule 4.6(b) hereto, or (v) liabilities or obligations that would not reasonably be expected to have a Material Adverse Effect.

Section 4.7.         Legal Proceedings; Orders


     Schedule 4.7 lists all Legal Proceedings pending or, to Seller's Knowledge, threatened against ALNG, and all Orders, arbitration awards (or agreements entered into in any administrative, judicial or arbitration proceeding), and settlement agreements binding upon ALNG. Schedule 4.7 also lists all demands and claims pending or, to Seller's Knowledge, threatened against ALNG or each Seller, in each case indicating whether such claim or demand arises out of an act or occurrence for which coverage is provided under any of the insurance policies referred to in Schedule 4.15. There are no Legal Proceedings pending against Seller or, to Seller's Knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Seller in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or the consummation by Seller of the transactions contemplated hereby.

Section 4.8.         Environmental Matters

     (a) Except as set forth in Schedule 4.8: (i) the operations and activities of ALNG are currently and, for the time period beginning five years prior to the Closing Date and ending on the Closing Date, have been in substantial compliance with all applicable Environmental Laws; (ii) to the Knowledge of Seller, the operations and activities of ALNG prior to the time period referenced in (i) above, were in substantial compliance with all applicable Environmental Laws;
(iii) ALNG is not subject to any existing, pending or, to Seller's Knowledge, threatened Legal Proceedings or Orders under any Environmental Law and neither ALNG nor its Affiliates have received any notices of non-compliance, requests for information, claims, demands or any other communications related to compliance with or liability under any Environmental Law; (iv) all Permits, if any, required to be obtained or filed by ALNG under any Environmental Law in connection with its business or properties have been obtained or filed and are valid and currently in full force and effect; (v) there has been no release of any Hazardous Material, pollutant or contaminant into the environment by ALNG or in connection with its properties or operations that could reasonably be expected to give rise to obligations arising under any Environmental Law in excess of $25,000 individually or $100,000 in the aggregate other than routine compliance obligations incurred in the ordinary course of business; (vi) except as would not have a Material Adverse Effect, there are no conditions on, about, beneath or arising from any real property currently or formerly owned, used or leased by ALNG which might give rise to liability, the imposition of a statutory lien or which may require any investigation, removal or remedial action under any Environmental Law; and (vii) no capital expenditures or other costs in excess of $25,000 individually or $100,000 in the aggregate are currently anticipated to maintain or achieve compliance with existing Environmental Law or Environmental Law which has been enacted but is not yet in effect.

     (b) Schedule 4.8 contains a complete list of all (i) Permits necessary for operation of the ALNG Facility as it is currently operating and (ii) material documents in the possession, custody or control of ALNG or its Affiliates relating to environmental matters or compliance with Environmental Laws, copies of which have been provided to Buyer. To the best of ALNG's and its Affiliates' information and belief, ALNG and its Affiliates have responded fully and accurately to Buyer's (including its consultants' and attorneys') written and oral requests for information relating to Environmental Laws or Permits.

     (c) Except as set forth on Schedule 4.8, neither ALNG nor any of its predecessors in interest has at any time within the five (5) year period prior to the Closing Date owned or operated any underground storage tanks ("USTs") subject to regulation or permitting requirements under Environmental Laws at the property currently owned or leased by ALNG. All active USTs owned or operated by ALNG are in compliance with Environmental Laws. All USTs located on property currently owned or leased by ALNG that are no longer active, and which were closed by Seller or its Affiliates, have been closed in compliance with Environmental Laws. To the Knowledge of Seller, all USTs located on property currently owned or leased by ALNG that are no longer active, and which have been closed by parties other than Seller or its Affiliates, have been closed in compliance with Environmental Laws.

     (d) To the Knowledge of Seller, there are no polychlorinated biphenyls ("PCBs") present in concentrations exceeding those permitted by Environmental Laws in or at the property currently owned or leased by ALNG, and all prior use, handling, storage, transport or disposal of PCBs by ALNG and its predecessors in interest has been in compliance with Environmental Laws.

     (e) Except as set forth in Schedule 4.8, to the Knowledge of Seller, the property currently owned or leased by ALNG (i) has no friable asbestos or asbestos containing material on or in such property; (ii) has never had any asbestos-containing product manufactured at such property; and (iii) complies with Environmental Laws relating to ambient air exposures to asbestos.

     (f) Neither ALNG nor, to the Knowledge of Seller, any of its predecessors in interest has assumed the liability of any other person or entity under Environmental Laws by or in connection with any contract or agreement.

     (g) Notwithstanding anything to the contrary set forth in this Article IV, Seller makes no representation or warranty to Buyer relating to Environmental Laws, Permits under Environmental Laws, or Hazardous Materials other than pursuant to this Section 4.8, which is intended to contain the sole and exclusive representations and warranties of Seller relating to Environmental Laws, Permits under Environmental Laws, and Hazardous Materials.

Section 4.9.         Employees


     ALNG does not currently have any employees. ALNG is not the sponsor of, nor does it currently provide participation in, nor does it have any obligation with respect to, any Employee Benefit Plan. ALNG has not incurred: (a) any withdrawal liability, within the meaning of Section 4201 of ERISA, which withdrawal liability has not been satisfied, (b) any liability to the Pension Benefit Guaranty Corporation, which liability has not been satisfied, (c) any accumulated funding deficiency, whether or not waived, within the meaning of
Section 302 of ERISA or Section 412 of the Code, or (d) any fiduciary liability under Section 409 of ERISA.

Section 4.10.        Taxes


                Except as set forth on Schedule 4.10:

     (a) All Tax Returns that are required to be filed on or before the Closing Date by ALNG have been or will be duly and timely filed. ALNG is not the beneficiary of any extension of time within which to file any income Tax or other material Tax Return. All Taxes due and owing by ALNG (whether or not shown on any Tax Return) have been timely paid in full. ALNG has withheld and paid all amounts required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party as required by applicable Laws. ALNG does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency. There are no pending written proposed deficiencies or other written claims for any Tax liability of ALNG. There are no Liens for Taxes (other than Taxes not yet due and payable) upon ALNG or any of the assets of ALNG.

     (b) Schedule 4.10 (i) lists all income Tax or other material federal, state, local, and foreign Tax Returns filed with respect to ALNG for taxable periods ending on or after December 31, 1998, (ii) indicates those Tax Returns that have been the subject of an audit or examination in which material adjustments have been made or proposed with respect to ALNG, and (iii) indicates those Tax Returns which are currently the subject of an audit or examination in which adjustments have been made or proposed with respect to ALNG. Seller has delivered to Buyer complete and correct copies of all federal and state income Tax Returns (determined on an individual company pro forma basis in the case of any Tax Returns filed on a consolidated or combined basis), examination reports and statements of deficiencies assessed against or agreed to by ALNG since December 31, 1998. No claim has ever been made by an authority in a jurisdiction where ALNG does not file Tax Returns that ALNG may be subject to Tax in that jurisdiction.

     (c) ALNG will not be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date;
(ii) "closing agreement" as described in Code Section 7121 (or any corresponding provision of state, local or foreign Tax Law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

     (d) ALNG has not elected to be taxed as an association pursuant to Section 301.7701-3(c) of the Treasury Regulations (or any corresponding provision of state, local or foreign Tax Law), and ALNG has been treated as a partnership for federal, state and local income Tax purposes since October 17, 2002, the date of the Conversion, and will continue to be treated as such up to and including the Closing Date.

Section 4.11.        Title to Partnership Interests


     The delivery by Seller to Buyer at the Closing of one or more assignments of partnership interests and bills of sale in accordance with the terms of this Agreement will vest Buyer immediately with good title to all of the Partnership Interests, free and clear of all Liens and other Adverse Claims, other than any Liens or other Adverse Claims imposed by or arising as a result of any action on the part of Buyer.

Section 4.12.        Material Contracts


     Schedule 4.12 lists each Material Contract to which ALNG is a party. Seller has provided or made available to Buyer true and correct copies of each Material Contract identified on Schedule 4.12 and each amendment thereto, and a written description of the material terms of any oral Material Contract. Each Material Contract is in full force and effect and is a valid and binding obligation of ALNG, and to Seller's Knowledge, the other party or parties thereto, enforceable in accordance with its terms in all material respects. ALNG is not in breach or default in any material respect in the performance of its duties and obligations under any Material Contract. To Seller's Knowledge, none of the other parties to any Material Contract is in breach or default in any material respect in the performance of its duties and obligations under any Material Contract. No party to any Material Contract has given notice to ALNG or made a claim against ALNG with respect to a breach or default thereunder and there exists no condition, event or occurrence that, after notice or lapse of time, or both, would constitute such a breach or default by ALNG or, to the Knowledge of Seller, by any party to any such Material Contract. No Material Contract has been terminated, canceled or revoked and no material term thereof has been waived or modified in any material respect. To the Knowledge of Seller, no Material Contract has been threatened to be terminated, cancelled or revoked by any other party to such Material Contract.

Section 4.13.        Bank Accounts; Directors and Officers


     Schedule 4.13 lists all accounts (and all signatories thereto) maintained by ALNG with any bank, brokerage firm or other financial institution or depository. ALNG has no officers or directors.

Section 4.14.        Title to and Condition of Properties

     (a) Seller has provided Buyer with a complete and correct list of all real property formerly owned, leased, operated or controlled by ALNG or its predecessors in interest by virtue of merger or conversion. Schedule 4.14(a) lists all of the real property (i) to which ALNG has fee title; provided, as to the real property referenced in item 2 of Schedule 4.14(a), ALNG owns whatever right, title and interest that was conveyed to ALNG pursuant to the document referenced in such item 2 of Schedule 4.14(a) (the "Fee Property"), (ii) that is leased or subleased by ALNG (the "Leased Property") or (iii) that ALNG has agreed (or has an option) to lease or sublease, or may be obligated to lease or sublease. ALNG is the sole legal and equitable owner of the leasehold interests in the Leased Property (including, without limitation, the leasehold interest pursuant to the Ground Lease from Providence Gas Company to ALNG dated March 31,
1999). The Fee Property is free and clear of all Liens (including, without limitation, rights-of-way, easements, exceptions, encumbrances and other matters affecting title) arising by, through or under ALNG or any of its Affiliates, except for (a) Liens listed on Schedule 4.14(a), (b) Liens for Taxes not yet due or being contested in good faith by appropriate proceedings, and (c) Liens of mechanics, materialmen, carriers, warehousemen, and similar Liens arising by operation of Law that in each case secure payments not yet due or being contested in good faith by appropriate proceedings ("Permitted Liens"). The leasehold estates of ALNG in the Leased Property are free and clear of all Liens (including, without limitation, rights-of-way, easements, exceptions, encumbrances and other matters affecting title), except for Permitted Liens.

     (b) Other than ALNG, there are no other parties in possession of the Fee Property, the Leased Property, or any portion or portions thereof, and on the Closing Date the fee estate in the Fee Property and the leasehold estates in the Leased Property will be free and clear of any and all lessees, licensees, occupants or tenants except as set forth on Schedule 4.14(a). There are no pending or, to Seller's Knowledge, threatened condemnation, eminent domain or other Legal Proceedings affecting the Fee Property, the Leased Property, the Leased Improvements or any portion or portions thereof. Neither ALNG nor any of its Affiliates has received notice of any pending or threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Leased Property or the Leased Improvements that would interfere with the conduct of the business of ALNG or the ALNG Facility, in any material respect. Neither ALNG nor any of its Affiliates has received any notice from any Governmental Authority or other Person that the use and occupancy of the Leased Property as currently used and occupied, violates in any material respect any deed or easement restrictions or covenants, or applicable Law, including building codes, zoning, subdivision or other land use or similar Laws. Except as set forth on Schedule 4.14(a), to the Knowledge of Seller, all water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by Law or necessary for the operation of the ALNG Facility (as historically operated by ALNG) are installed and connected pursuant to valid Permits (to the extent Permits are required therefor) and no notice has been received by ALNG or any of its Affiliates regarding the termination or material impairment of any such service. Access to the Leased Property is governed by that certain Agreement dated June 30, 1972 between Marquette Cement Manufacturing Company and Algonquin LNG, Inc., and Algonquin Gas Transmission Company.

     (c) The ALNG Facility is in operating condition and repair (ordinary wear and tear excepted) and has been reasonably maintained, except for any failure to maintain that would not reasonably be expected to have a Material Adverse Effect. The assets of ALNG, including the ALNG Facility, are sufficient to operate the business of ALNG as it is presently operated consistent with the historical practice of ALNG.

     (d) ALNG has good title to all of its tangible and intangible personal property (including the tangible and intangible personal property reflected on the FERC Forms 2-A or acquired since December 31, 2001, except property sold or otherwise disposed of in the ordinary course of business since December 31,
2001), free and clear of all Liens, except for Permitted Liens. The foregoing shall not apply with respect to any item of Intellectual Property, which is governed exclusively by Section 4.19.

Section 4.15.        Insurance


     Schedule 4.15 lists all insurance policies that are maintained by ALNG or by any of its Affiliates on its behalf, showing for each policy the deductibles or self-insured retentions, policy limits, coverage and expiration dates. All of the policies listed on Schedule 4.15 are in full force and effect, all premiums due thereon have been paid, and ALNG has complied in all material respects with the provisions of such policies. No pending claims made by or on behalf of ALNG against any of the insurance policies listed or required to be listed on
Schedule 4.15 have been denied or are being defended against by third parties under a reservation of rights by the applicable insurer. Since December 31, 2001, no insurance policy maintained by ALNG or by any of its Affiliates on its behalf has been cancelled or terminated.

Section 4.16.        Absence of Certain Changes


     Except as set forth on Schedule 4.16, since September 30, 2002, ALNG has conducted its business in the ordinary course and consistent with past practice, and there has not been any:

     (a) damage to or destruction or loss of any material asset or property of ALNG;

     (b) sale, lease, or disposition of any material asset or property of ALNG, other than the disposition of obsolete inventory in the ordinary course of business;

     (c) cancellation or waiver of any claims or rights with a value to ALNG in excess of $25,000 in the aggregate;

     (d) write off as uncollectible of any notes or accounts receivable of ALNG having a value in excess of $25,000 in the aggregate;

     (e) material change in the accounting methods used by ALNG, except as required by Law, Order, or changes in RAP;

     (f) capital expenditures by ALNG prior to Closing in excess of $250,000 in the aggregate or (except as otherwise provided by the express terms of the Material Contracts) commitments by ALNG for capital expenditures which would be payable after Closing in excess of $5,000 in the aggregate;

     (g) change in its financial condition, assets, liabilities or business or any other event or condition of any character which individually or in the aggregate had or has a Material Adverse Effect, excluding matters that are industry-wide or economy-wide or result from general market conditions;

     (h) sale, assignment, encumbrance, license, pledge, abandonment or other transfer of any Intellectual Property or other intangible assets;

     (i) payment of cash or transfer of any assets to any partner or any Affiliate of any partner or former partner, other than (i) the transfer of cash to Seller as part of the ordinary course of business cash management procedures of Seller and its Affiliates and (ii) the transfer described in Section 6.1(g) and the transfers contemplated by Exhibit G;

     (j) loans or guarantee of any loans to any customer or vendor of ALNG;

     (k) except in the ordinary course of business, reduction in the amounts of any liabilities or reserves, except by reason of corresponding cash payments;

     (l) failure to maintain accounts receivable, accounts payable, accrued liabilities, income taxes payable, or other tangible or capital accounts at levels consistent with normal business practice; or

     (m) legal commitment by ALNG to any of the foregoing.

Section 4.17.        Fees


     Neither of Seller nor ALNG have paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

Section 4.18.        Accounts Receivable and Accounts Payable


     All  accounts  receivable  of  ALNG in  existence  as of the  Closing  Date
(whether reflected on the Financial Statements or otherwise) (i) represent services actually rendered or sales actually made in the ordinary course of business or valid claims as to which full performance has been rendered and (ii) are less than sixty (60) days old. The reserves against the accounts receivable are commercially reasonable and have been determined in accordance with RAP, consistently applied. Except to the extent reserved against the accounts receivable or as reflected by prepayments or unused credits, no counterclaims or offsetting claims with respect to the accounts receivable are pending or, to the Knowledge of Seller, threatened. The accounts payable of ALNG reflected on the Interim Financial Statements arose from bona fide transactions in the ordinary course of business, and all such accounts payable have been paid, or are not yet due and payable under ALNG's payment policies and procedures, or are being contested by ALNG in good faith. The accounts payable and accrued liabilities of ALNG have been incurred by ALNG in the ordinary course of business and consistent with past practice.

Section 4.19.     Intellectual Property Rights; Computer Programs and Software

     (a) Schedule 4.19(a) contains a complete and correct list of the following assets and related matters: (i) all patents and applications for patents, all Marks and registration of Marks and applications for registration of Marks, all copyright registrations and applications for copyright registration, and all trade names, owned or used in the business conducted with respect to the ALNG Facility as such business is currently conducted by ALNG and the jurisdictions in or by which such assets or any of them have been registered, filed or issued and (ii) to the extent not listed on Schedule 4.12, all contracts, agreements or understandings pursuant to which ALNG has authorized any Person to use any of such Intellectual Property. Except as set forth on Schedule 4.19(a): (i) ALNG owns or has the right to use the items of Intellectual Property that are required to conduct the business of ALNG as now conducted without conflict with the rights of others; (ii) the consummation of the transactions contemplated hereby will not alter or impair any such rights; (iii) ALNG has not received any written notice or claim of infringement or any claim challenging or questioning the validity or effectiveness of any of the items of Intellectual Property, and, to the Knowledge of Seller, there is no valid basis for any such claim; and (iv) except as may be provided in the Material Contracts, ALNG is not liable, nor has it made any contract or arrangement whereby it may become liable, to any Person for any royalty or other compensation for use of any of the items of Intellectual Property.

     (b) Schedule 4.19(b) contains a complete and correct list and description of all computer programs and software owned or licensed by ALNG, excluding off-the-shelf commercially available systems owned or licensed to ALNG and computer programs included in purchased or leased equipment.

Section 4.20.        Governmental Authorizations


     ALNG has all material Permits from Governmental Authorities required for the ownership of its properties and assets and operation of its business in the manner presently conducted, and such Permits are in full force and effect. Except as specified on Schedule 4.20, no registrations, filings, applications, notices, transfers, consents, approvals, Orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to enable ALNG to continue the possession and operation of its properties and assets as presently conducted in all material respects.

Section 4.21.        FERC Form No. 2-A


     Each FERC Form No. 2-A (Annual Report of Nonmajor Natural Gas Companies) filed by or on behalf of ALNG with respect to the years 2000 and 2001 complied in all material respects with the requirements of FERC and any rules and regulations promulgated by FERC applicable to such filing.

Section 4.22.        Compliance with Law


     ALNG has been, is and on the Closing Date will continue to be, in compliance in all material respects with all applicable Laws (including duties imposed by common Law) and Permits of all Governmental Authorities.

Section 4.23.        Customers and Vendors


     Schedule 4.23 sets forth a complete and correct list of the three (3) largest (by dollar volume) customers and ten (10) largest (by dollar volume) vendors of ALNG during fiscal 2001 and to date in fiscal 2002, indicating the existing contractual arrangements, if any, with each such customer or vendor. No customer or vendor listed on Schedule 4.23 has given notice to ALNG of its intention to terminate or materially curtail its business relationship with ALNG or otherwise materially and adversely alter the terms of its relationship with ALNG, and there are no outstanding disputes with any customer or vendor listed on Schedule 4.23 that may reasonably be expected to result in such customer or vendor not continuing to do business with ALNG or otherwise materially and adversely altering the terms of its relationship with ALNG.

Section 4.24.        Disclaimer


     Except to the extent expressly set forth in this Agreement, Seller makes no representations or warranties whatsoever (whether express, implied, by statute, common Law, or otherwise). Without limiting the generality of the foregoing, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, AND OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER


     Buyer hereby represents and warrants to Seller, and the Seller in agreeing to consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, that:

Section 5.1.         Organization; Power and Authority


     Each Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its assets and properties and conduct its business and operations as presently being conducted.

Section 5.2.         Authorizations; Execution and Validity


     The execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations under this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, constitutes a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors' rights generally or general principles of equity.

Section 5.3.         No Conflicts; Consents


     Except as set forth in Schedule 5.3, neither the execution and delivery by Buyer of this Agreement nor the performance by Buyer of its obligations under this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (a) violate any Law or Order, except as would not materially adversely affect the ability of Buyer to perform its obligations under and consummate the transactions contemplated by this Agreement, (b) violate the certificates of formation or operating agreements of Buyer, (c) require any consent or authorization from, filing with or notice to any Governmental Authority, or any consent or authorization from, filing with or notice to any other Person, except as would not adversely affect the ability of Buyer to perform its obligations under and consummate the transactions contemplated by this Agreement, or (d) violate or breach any material Contract of Buyer, except as would not adversely affect the ability of Buyer to perform its obligations under and consummate the transactions contemplated by this Agreement.

Section 5.4.         Litigation


     There are no Legal Proceedings pending against Buyer or, to Buyer's Knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Buyer in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or the consummation by Buyer of the transactions contemplated hereby or that, if adversely determined, would adversely affect in any material respect the ability of Buyer to perform its obligations under and consummate the transactions contemplated by this Agreement.

Section 5.5.         Access to Documents; Opportunity to Ask Questions


     Seller and ALNG have made available for inspection by Buyer and its representatives the corporate and partnership records, books of account, Contracts and other documents relating to the business, operations and affairs of ALNG requested by Buyer. All access and information was provided subject to, and remains until Closing subject to, the terms and conditions of the Buyer Confidentiality Agreement.

Section 5.6.         Investment Intent; Sophisticated Buyer


     Buyer (a) is an informed sophisticated entity with sufficient knowledge and experience in investment and financial matters so as to be capable of evaluating the risks and merits of its purchase of the Partnership Interests, (b) acknowledges that the purchase of the Partnership Interests is consistent with its general investment objectives, (c) understands that the purchase of the Partnership Interests involves a high degree of risk, (d) is financially able to bear the risks of purchasing the Partnership Interests, (e) has had an opportunity to discuss the business, management and financial affairs of ALNG with Seller and, in entering into this Agreement, is relying upon the representations, warranties and other terms and provisions of this Agreement and on its informed conclusions of its own investigations of such businesses, (f) is acquiring the Partnership Interests for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, (g) understands that the Partnership Interests have not been registered under the Securities Act or the applicable securities or blue sky Laws of any state and, accordingly, must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (h) is an "accredited investor" as defined in Rule 501(a) under the Securities Act, (i) understands that the exemptions from registration under the Securities Act relied upon by Seller are based in part on the fact that Buyer is an "accredited investor" as defined in Rule 501(a) under the Securities Act, and (j) has no present need for liquidity in connection with its purchase of the Partnership Interests.

Section 5.7.         Fees


     Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

Section 5.8.         Disclaimer


     Except to the extent expressly set forth in this Agreement, Buyer makes no representations or warranties whatsoever (whether express, implied, by statute, common Law, or otherwise).

                                   ARTICLE VI
                                    COVENANTS

Section 6.1.         Covenants

     (a) Seller's Access to Documents; Preservation of Books and Records.

          (i) For a period of five (5) years from the date hereof, (A) Buyer shall cause ALNG not to dispose of or destroy any of the material books and records of ALNG relating to periods prior to the Closing ("Books and Records") without first offering to turn over possession thereof to Seller by written notice to Seller at least thirty (30) days prior to the proposed date of such disposition or destruction, (B) Buyer shall cause ALNG to allow Seller and its agents reasonable access, at Seller's expense, to Books and Records at reasonable times and upon reasonable advance notice in connection with a claim, investigation, audit or proceeding by or before any Governmental Authority with respect to the conduct of the business of ALNG prior to Closing (provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of ALNG's businesses and the representatives of Seller who are agents inspecting the Books and Records shall be reasonably satisfactory to Buyer).

          (ii) The five-year period referred to in Section 6.1(a)(i) shall be extended with respect to the relevant Books and Records in the event that Seller advises Buyer in writing that any Legal Proceeding or investigation is pending or threatened at the termination of such five-year period and such extension shall continue with respect to the relevant Books and Records until any such Legal Proceeding or investigation has been settled through judgment or otherwise and/or is no longer pending or threatened.

     (b) Certain Employees.

          (i) Offers and Severance. Schedule 6.1(b) sets forth those employees of DEOC who spend a majority of their time providing field-related services with respect to the ALNG Facility ("ALNG Employees"). The current base salary paid to each such ALNG Employee is set forth opposite the name of such ALNG Employee on the schedule provided by Seller to Buyer via e-mail dated December 10, 2002. On or after the date hereof, Buyer or its designee shall interview each of the ALNG Employees and shall offer employment to those individuals as Buyer shall determine in its sole discretion; provided, however, that Buyer or its designee shall complete all such interviews and make offers of employment, if any, to the ALNG Employees prior to termination of the field-related services under the Transition Services Agreement (the "Termination Date"). With respect to each ALNG Employee, if any, who does not receive an offer of employment from Buyer or its designee prior to or on the Termination Date, if DEOC terminates the employment of such ALNG Employee no later than thirty (30) days after the Termination Date, then Buyer shall reimburse Seller for one hundred percent (100%) of the amount of the severance benefits to which such ALNG Employee is entitled under the 2001-2002 Duke Energy Corporation Transition Severance Benefit Plan, as such plan exists on the date hereof, up to the maximum amount set forth opposite the name of such ALNG Employee on the schedule provided by Seller to Buyer by email dated November 1, 2002. Buyer and ALNG shall have no other obligations with respect to ALNG Employees who do not receive an offer of employment from Buyer or its designee and shall have no obligations at all with respect to ALNG Employees who do not accept an offer of employment from Buyer or its designee. Buyer or its designee shall employ each such individual accepting Buyer's (or its designee's) offer of employment (collectively, the "Transferred Employees") as of January 1, 2003 or such later date as Buyer and Seller may agree, provided that any such later date shall in any event be the first day of a month (the "Employment Commencement Date") at the same rate of base pay paid to them by Seller on the Closing Date; provided, however, that such Transferred Employees shall in all events be employees at will of Buyer or its designee.

          (ii)  Benefits  for  Transferred   Employees.   Effective  as  of  the
     Employment Commencement Date , except as specifically provided herein, Buyer shall cause each such Transferred Employee to be eligible to participate in all of Buyer's Employee Benefit Plans, and other employee plans, programs, policies, and practices, including severance, vacation and sick leave, on substantially the same basis as similarly situated employees of Buyer.

          (iii) Past Service Credit.

               (A) Except for employee pension benefit plans (as defined in ERISA), Buyer shall cause all of its Employee Benefit Plans and other employee plans, programs, policies, and practices, including but not limited to severance, vacation and sick leave, in which the Transferred Employees participate, to recognize past service as recognized by the employee plans, programs, policies and practices of DEOC on the date hereof, for purposes of eligibility to participate, eligibility for enrollment, eligibility for, or for the commencement of, benefits, and eligibility for the levels of benefits where there are service-related benefit schedules in effect and for any other purpose for which service is considered under such plans, programs, policies and practices.

               (B) Buyer shall cause all of its Employee Benefit Plans that are employee pension benefit plans (as defined in ERISA) in which the Transferred Employees participate to recognize past service as recognized by the employee pension benefit plans of DEOC for purposes of eligibility to participate, eligibility for enrollment, eligibility for vesting, eligibility for commencement of benefits, and eligibility for benefit accrual credits under the Buyer's cash balance plan and for the forms of benefits where such credits, or the amount of such credits, or payments from the plan depend in whole or in part on service.

               (C) Upon the date each Transferred Employee commences employment with Buyer, Buyer shall provide coverage to such Transferred Employee under Buyer's group health insurance plans and, as may be necessary to effect such coverage, shall waive, or caused to be waived, any pre-existing condition restrictions relating to Buyer's group health insurance plans.

     (c) Vacation and Sick Leave.


     From and after the year in which the Closing occurs, Buyer shall provide vacation and sick leave to the Transferred Employees in accordance with Buyer's then current practices and policies for similarly situated employees.

     (d) Liabilities.

          (i) Any obligation or liability under any Employee Benefit Plan or other employee benefit plan, program, policy or practice, including but not limited to severance, vacation, sick leave and bonus/incentive compensation ("Other Employee Plans") of DEOC or its Affiliates to pay claims or provide benefits, including, without limitation, claims for health, dental, life, accidental death, disability, pension, retirement, bonus/incentive compensation and related benefits, for covered services rendered, covered Losses sustained or benefits earned prior to the Employment Commencement Date with respect to a Transferred Employee, his or her spouse, or his or her dependents or beneficiaries, shall remain the responsibility of DEOC or its Affiliates, or of the carrier or carriers under the Employee Benefit Plans or Other Employee Plans of DEOC or its Affiliates. Any obligation under an Employee Benefit Plan or Other Employee Plan of Buyer to pay claims, including, without limitation, claims for health, dental, life, accidental death, disability, and related benefits, for services rendered on or after the Employment Commencement Date with respect to a Transferred Employee, his or her spouse, or his or her dependents or beneficiaries, shall be the responsibility of Buyer and its employee plans or of the carrier or carriers under the Employee Benefit Plans of Buyer.

          (ii) DEOC shall have no liability under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") with respect to any continuation coverage under any medical or health plan of Buyer for Transferred Employees, their spouses, their dependents and beneficiaries. Buyer shall have no liability under Title X of COBRA with respect to any continuation coverage under any medical or health plans of DEOC for those individuals who do not become Transferred Employees, their spouses, their dependents and beneficiaries.

     (e) Seller's Marks.

          (i) Buyer shall not acquire, nor shall ALNG retain, reserve, or hold, any rights or licenses to the names, servicemarks, and trademarks "Duke," "Duke Energy," "Algonquin" or any derivatives or variations thereof as well as any designs, trade dress, or logos used by Seller or any Affiliate in association with the foregoing names, servicemarks, or trademarks (collectively "Seller Marks") or any names, servicemarks, trademarks, designs, trade dress, or logos similar thereto. As soon as reasonably practicable after the Closing (and in any event, not later than forty-five

     (45) days thereafter), Buyer will cause ALNG to amend its organizational documents to the extent necessary to remove the Seller's Marks from the name of ALNG and to remove all trademarks, trade names and symbols related to the Seller Marks from the properties and assets (including all signs) of ALNG, and otherwise to cease all use of or right to use the Seller's Marks or any other terms that are confusingly similar thereto. Contemporaneous with the Closing, ALNG shall execute an assignment of all right, title, and interest in the form of Exhibit G in and to the Mark "Algonquin," including all goodwill associated therewith, subject to ALNG's rights to temporarily use such Mark during the forty-five day period described in the preceding sentence.

          (ii) To the extent that any Seller Marks are used by ALNG in operating its business on stationery, signage, equipment, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, software or like materials (collectively, "Marked Materials") or appear on any inventory of ALNG, Seller grants a non-exclusive, limited license to ALNG to use any such remaining Marked Materials or to sell such inventory for a period not to exceed forty-five
     (45) days after the Closing, provided that (1) ALNG shall not without prior written consent of Seller use such Seller Marks in any other manner during such time; and (2) Buyer shall within forty-five (45) days after the Closing Date cause ALNG not to use any Marked Materials (other than signage on equipment and on training materials or software for internal use only) without first crossing out or marking over such Seller Marks or otherwise clearly indicating on such Marked Materials that ALNG is no longer an Affiliate of or affiliated with Seller. After the Closing, Buyer shall cause ALNG not to reorder any Marked Materials. Within forty-five (45) days following the Closing, Buyer shall cause ALNG to replace or alter any signage to remove any reference to any Seller Marks and shall remove any Seller Marks from any equipment, training materials or software.

     (f) Insurance. From and after the Closing Date, Buyer shall not, and shall cause ALNG not to, make any claim under any policy or program of insurance maintained by Seller or any of its Affiliates regardless of whether ALNG may be a named insured or additional insured under any such policy or program; provided, the preceding provision shall not apply with respect to any demand, claim or Legal Proceeding described or required to be described in Schedule 4.7 and which is covered by any of the insurance referred to in Schedule 4.15.

     (g) Seller shall have the right to cause the tangible personal property described in Schedule 6.1(g) to be removed from the ALNG Facility and, following such removal, ALNG will have no further use of such items of personal property; provided, prior to the termination of the Transition Agreement those items described in Schedule 6.1(g) that are necessary for the operation of the ALNG Facility as it has historically been operated shall not be removed; provided further, the foregoing shall not require Seller or any of its Affiliates to renew or extend any lease of any such item.

     (h) From and after December 1, 2002, Seller shall not permit ALNG (i) to distribute to Seller or any partner of Seller by way of dividend, distribution or otherwise any cash, accounts receivable or other assets of Seller other than the bank accounts (and cash contained therein) and accounts receivable described in Exhibit G or (ii) to incur any Indebtedness. In connection with the Closing, Seller shall cause the applicable parties to execute the assignment attached as Exhibit G and a copy of the same shall be provided to Buyer.

                                  ARTICLE VII
                                   TAX MATTERS

Section 7.1.         Preparation and Filing of Tax Returns

     (a) Seller shall prepare or cause to be prepared all income Tax Returns of ALNG for all periods ending on or prior to the Closing Date and cause to be included in such income Tax Returns or in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Seller Group, all items of ALNG's income, gain, loss, deduction or credit ("Tax Items") that are required to be included therein for all periods through the Closing Date (the "Pre-Closing Tax Period"), shall cause such income Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all income Taxes due with respect to the periods covered by such income Tax Returns.

     (b) Seller shall prepare or cause to be prepared all Tax Returns of ALNG for all periods ending on or prior to the Closing Date that are filed after the Closing Date and are not income Tax Returns described in paragraph (a) above. Seller shall deliver a copy of each such Tax Return to Buyer at least thirty
(30) days prior to the due date (including extensions) for filing such Tax Return. Seller shall permit Buyer to review and comment on any such Tax Returns and shall make such revisions to such Tax Return as are reasonably requested by Buyer. Buyer shall cause ALNG to timely file such Tax Returns and, subject to this Section 7.1(b) and Section 7.3(a), pay all Taxes due with respect to such Tax Returns. Seller shall promptly pay to Buyer the amount, if any, by which the unpaid Taxes on any such Tax Return exceeds the sum of (x) the amounts accrued for such Taxes on the Closing Balance Sheet and (y) any amounts previously paid by Seller to Buyer in respect of accrued ad valorem and sales taxes of ALNG as part of Other Purchase Price Adjustments, or Buyer shall promptly pay to Seller the amount, if any, by which the unpaid Taxes reflected on any such Tax Return are less than the sum of (x) the amounts accrued for such Taxes on the Closing Balance Sheet, and (y) any amounts previously paid by Seller to Buyer in respect of accrued ad valorem and sales taxes of ALNG as part of Other Purchase Price Adjustments.

     (c) With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending on or after the Closing Date that is required to be filed after the Closing Date with respect to ALNG, Buyer shall cause such Tax Return to be prepared in a manner consistent with practices followed in prior years, except as otherwise required by Law or fact (or where such inconsistency would not result in any additional Tax liability to Seller), shall cause to be included in such Tax Return all Tax Items required to be included therein, and at least thirty (30) days prior to the due date (including extensions) of such Tax Return shall furnish a copy of such Tax Return to Seller. Buyer shall permit Seller to review and comment on such Tax Return and shall make such revisions to such Tax Return as reasonably requested by Seller. Buyer shall cause ALNG to timely file each such Tax Return with the appropriate Taxing Authority, and, subject to this Section 7.1(c) and Section 7.3(a), shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return. Seller shall promptly pay to Buyer the amount, if any, by which the unpaid Taxes attributable to the Pre-Closing Tax Period exceed the amount accrued for such Taxes on the Closing Date Balance Sheet or Buyer shall promptly pay to Seller the amount, if any, by which the unpaid Taxes attributable to the Pre-Closing Tax Period are less than the amount accrued for such Taxes on the Closing Date Balance Sheet.

     (d) To the extent permitted by Law or administrative practice, (i) the taxable year of ALNG that includes the date hereof shall be treated as closing on (and including) the Closing Date, and (ii) all transactions occurring outside the ordinary course of business on the Closing Date after the Closing shall have occurred shall be reported on Buyer's consolidated United States federal income tax return and shall be similarly reported on other Tax Returns of Buyer or its Affiliates.

     (e) The portion of the Taxes for any period that includes, but does not end on, the Closing Date (the "Straddle Period") that is attributable to the Pre-Closing Tax Period shall be: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable period ended on and included the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period.

     (f) If after the Closing Date Buyer or ALNG receives a refund or utilizes a credit of any Tax attributable to a Pre-Closing Tax Period that is in excess of the amount, if any, reflected as a Tax asset on the Closing Date Balance Sheet, Buyer shall pay to Seller within ten (10) Business Days after such receipt an amount equal to such refund received or credit utilized (or, in the case of a Straddle Period, so much of such refund or credit as relates to the portion of the taxable period ending on or before the Closing Date), together with any interest received or credited thereon, less the costs incurred by Buyer in obtaining such refund on Seller's behalf and the amount of any Taxes, including federal income Taxes, imposed on the receipt of such refund. Buyer shall, and shall cause ALNG to, at Seller's expense, take such action to obtain a refund or credit attributable to a Pre-Closing Tax Period or to mitigate, reduce or eliminate any Taxes that could be imposed for a Pre-Closing Tax Period
(including with respect to the transactions contemplated hereby) as is reasonably requested by Seller.

Section 7.2.         Access to Information

     (a) After the Closing, Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to ALNG within the possession of Seller or Seller's Affiliates (including work papers and correspondence with Taxing Authorities), and shall afford Buyer (or its designees) the right (at Buyer's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, to conduct negotiations with Taxing Authorities, and to implement the provisions of, or to investigate or defend any claims between Buyer and any other Buyer Tax Indemnitees, on the one hand, or Seller on the other hand, arising under this Agreement.

     (b) After the Closing, Buyer shall grant or cause ALNG to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to ALNG within the possession of Buyer or ALNG (including work papers and correspondence with Taxing Authorities), and shall afford Seller (or its designees) the right (at Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between Buyer or any other Buyer Tax Indemnitees, on the one hand, or Seller on the other hand, arising under this Agreement.

     (c) Each of Buyer and Seller will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to ALNG or to any claims, audits or other proceedings, or other Tax matters affecting ALNG until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement. Each of the Parties will give the other Party reasonable written notice prior to transferring, destroying or discarding any such material and, if so requested by the other Party, allow the other Party (at its expense) to take possession of such materials.

     (d) Nothing in this Section 7.2 is intended to limit the obligations of the Parties with respect to the delivery of, or the provision of access to, books, records and other information under any other Section of this Agreement.

Section 7.3.         Indemnification by Seller

     (a) Seller, jointly and severally, shall indemnify, defend and hold harmless Buyer, ALNG and any members of any group filing consolidated, combined or unitary, federal, state or local income Tax Returns with Buyer (collectively, the "Buyer Tax Indemnitees") from and against all Losses attributable to (i) Taxes of ALNG for any Pre-Closing Tax Period, (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group that ALNG was a member of prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law or regulation,
(iii) Taxes of any other Person imposed on ALNG as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing, or (iv) any breach of any representation or warranty made in
Section 4.10or any covenants or agreements made by Seller in this Article VII; provided, however, that Seller shall be liable for and shall indemnify the Buyer Tax Indemnitees with respect to Losses described in clauses (i)-(iii) above only to the extent that the amount of such Losses exceeds the sum of (x) the amounts accrued as a liability for Taxes on the Closing Balance Sheet and (y) any amounts previously paid by Seller to Buyer in respect of accrued ad valorem and sales taxes of ALNG as part of Other Purchase Price Adjustments. Seller shall reimburse the appropriate Buyer Tax Indemnitee for any Losses which are the responsibility of Seller pursuant to this Section 7.3(a) within five (5) Business Days after the payment of such Taxes by the Buyer Tax Indemnitee; provided, however, that in the case of any such Losses attributable to Taxes shown on any Tax Return described in Section 7.1 (b) or Section 7.1(c), Seller shall reimburse the appropriate Tax Indemnitee for such Taxes prior to the due date for the filing of such Tax Return.

     (b) Notwithstanding anything to the contrary in this Agreement, no claim for Taxes shall be permitted under this Section 7.3 unless such claim is first made not later than sixty (60) days after the expiration of the applicable statute of limitations (including extensions) with respect to such Taxes.

Section 7.4.         Buyer Tax Indemnification


     Buyer agrees to protect, defend, indemnify and hold harmless Seller from and against, and agrees to pay all Losses attributable to (a) any Taxes of ALNG that are not attributable to a Pre-Closing Tax Period, and (b) any liability arising from a breach by Buyer of its covenants set forth in this Article VII.

Section 7.5.         Tax Indemnification Procedures

     (a) If a claim, audit, examination or other proceeding ("Tax Claim") shall be made by any Taxing Authority that, if successful, would result in the indemnification of a Party (or other Buyer Tax Indemnitee) under this Agreement (referred to herein as the "Tax Indemnified Party"), the Tax Indemnified Party shall promptly notify the party obligated under this Agreement to so indemnify (referred to herein as the "Tax Indemnifying Party") in writing of such fact; provided, however, that the failure of the Tax Indemnified Party to so notify the Tax Indemnifying Party shall not release the Tax Indemnifying Party from its obligations hereunder except to the extent that such failure materially prejudices the Tax Indemnifying Party's position.

     (b) The Tax Indemnified Party shall, at its sole cost, be entitled to contest all Tax Claims except that the Tax Indemnifying Party shall have the right, at its sole cost, to control the defense, prosecution, settlement or compromise of any Tax contest that is related exclusively to the liability of any Taxes , the entire amount of which the Tax Indemnifying Party acknowledges in advance in writing is recoverable from the Tax Indemnifying Party hereunder. If the Tax Indemnifying Party provides such written acknowledgement to the Tax Indemnified Party, the Tax Indemnified Party shall take such action in connection with contesting a Tax Claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney, provided that the Tax Indemnifying Party shall have agreed to pay to the Tax Indemnified Party all costs and expenses that the Tax Indemnified Party incurs in connection with contesting such Tax Claim, including, without limitation, reasonable attorneys' and accountants' fees and disbursements. The Tax Indemnified Party may elect to participate, at its sole cost, in any Tax contest controlled by the Tax Indemnifying Party with counsel of its choice. The Tax Indemnified Party shall not make any payment of such claim for at least 30 days (or such shorter period as may be required by applicable Law) after the giving of the notice required by
Section 7.5(a), shall give to the Tax Indemnifying Party any information reasonably requested relating to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in good faith in order to contest effectively any such claim. With respect to any Tax Claims for which a Tax Indemnifying Party is partially liable, the Tax Indemnifying Party may elect to participate, at its sole cost, in any Tax contest controlled by the Tax Indemnified Party with counsel of its choice and the Tax Indemnified Party may not enter into a settlement of such a Tax Claim, without the written consent of the Tax Indemnifying Party, which consent will not be unreasonably withheld; provided, however, that if the Tax Indemnified Party notifies the Tax Indemnifying Party that it wishes to settle such a Tax Claim and the Tax Indemnifying Party reasonably refuses to consent to such settlement, the Tax Indemnifying Party shall be required to continue such Tax contest at its sole expense, and the indemnification obligation of the Tax Indemnifying Party shall be expanded to include any Taxes incurred by the Tax Indemnified Party in excess of the amount computed as though the settlement for which such consent was sought had been implemented.

     (c) Subject to the provisions of Section 7.5(b), the Tax Indemnified Party shall only enter into a settlement of a contest of a Tax Claim that the Tax Indemnifying Party has the right to control with the applicable Taxing Authority or prosecute such contest to a determination in a court or other tribunal of initial or appellate jurisdiction as instructed by the Tax Indemnifying Party; provided, however, that if the Tax Indemnifying Party notifies the Tax Indemnified Party that it wishes to settle a Tax contest, the Tax Indemnified Party may elect to continue such Tax contest at its sole expense, and the indemnification obligation of the Tax Indemnifying Party shall be limited to the amount of such indemnification obligation computed as though the settlement for which such consent was sought had been implemented.

     (d) If, after actual receipt by the Tax Indemnified Party of an amount advanced by the Tax Indemnifying Party pursuant to this Section 7.5, the extent of the liability of the Tax Indemnified Party with respect to the claim shall be established by the final judgment or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof, the Tax Indemnified Party shall promptly repay to the Tax Indemnifying Party the amount advanced to the extent of any refund received by the Tax Indemnified Party with respect to the claim together with any interest received thereon from the applicable Taxing Authority and any recovery of legal fees from such Taxing Authority, net of any Taxes as are required to be paid by the Tax Indemnified Party with respect to such refund, interest or legal fees (calculated at the maximum applicable statutory rate of Tax in the year of recovery without regard to any other Tax Items).

Section 7.6.                        Conflict


     In the event of a conflict between the provisions of this Article VII and any other provisions of this Agreement (other than Section 3.1(c), which Section shall control as to the Taxes referenced therein), this Article VII shall control.

Section 7.7.         Tax Sharing Agreements


     All Tax sharing or similar agreements with respect to or involving ALNG shall be terminated as of the Closing Date and, after the Closing Date, ALNG shall not be bound thereby or have any liability thereunder.

                                  ARTICLE VIII
                                 INDEMNIFICATION

Section 8.1.         Seller Indemnification


     Subject to the limitations set forth in this Article VIII, from and after the date hereof, Seller jointly and severally hereby agrees to indemnify and hold Buyer and each of its officers, directors, partners, members, managers, employees, and agents thereof, harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from (a) any breach of any representation or warranty of Seller contained in Article IV (other than in
Section 4.1, Section 4.2, Section 4.3(a)(i) and (ii), Section 4.5, Section 4.11and Section 4.17) or any inaccuracy in any certificate delivered to Buyer pursuant to this Agreement, (b) any breach of any representation or warranty of Seller in Section 4.1, Section 4.2, Section 4.3(a)(i) and (ii), Section 4.5,
Section 4.11and Section 4.17, (c) any breach of any agreement or covenant on the part of Seller contained in this Agreement, (d) any Losses relating to or arising under the matters set forth on Schedule 8.1(d), (e) any and all costs and expenses (including, without limitation, reasonable legal fees and accounting fees) incident to the enforcement of the provisions of this Section 8.1, (f) any obligation or liability of ALNG with respect to any Employee Benefit Plan subject to Title IV of ERISA, sponsored, maintained or contributed to within six years prior to the Closing Date by any entity (other than ALNG) that is or was considered one employer with ALNG under Section 4001 of ERISA or
Section 414 of the Code, and (g) any obligation or liability of ALNG to or with respect to any person employed by ALNG (including obligations or liabilities under Employee Benefit Plans and Other Employee Plans) and that is attributable to such person's employment by ALNG prior to the Closing Date. This Article VIII shall not apply to any breach of Seller's representations and warranties set forth in Section 4.10, or to any breach of Seller's covenants set forth in
Article VII, it being agreed and understood that Buyer's sole and exclusive remedies for any matters relating to Taxes shall be as provided in Article VII.

Section 8.2.         Buyer Indemnification


     Subject to the limitations set forth in this Article VIII, from and after the date hereof, Buyer hereby agrees to indemnify and hold each Seller and each of its officers, directors, employees, and agents, harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from (a) any breach of any representation or warranty of Buyer contained in Article V (other than Section 5.1, Section 5.2, Section 5.3, and Section 5.8) or any inaccuracy in the certificate delivered to Buyer pursuant to this Agreement, (b) any breach of any representation or warranty of Buyer in Section 5.1, Section 5.2, Section 5.3, or Section 5.8, (c) any breach of any agreement or covenant on the part of Buyer contained in this Agreement, and (d) any and all costs and expenses (including, without limitation, reasonable legal fees and accounting fees) incident to the enforcement of the provisions of this Section 8.2. The foregoing shall not apply to any breach of Buyer's covenants set forth in
Article VII, it being agreed and understood that Seller's sole and exclusive remedies for matters relating to Taxes shall be as provided in Article VII.

Section 8.3.         Indemnification Procedures


     All claims for indemnification under this Article VIII shall be resolved as follows:

     (a) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any Third Party Claim asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party, a written notice ("Claim Notice") describing the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party's request for indemnification under this Agreement.

     (b) Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party
(i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

     (c) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Agreement and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 8.3. The Indemnifying Party shall have full control of such defense and proceedings including any compromise or settlement thereof; provided, however, that any such compromise or settlement involving non-monetary obligations of the Indemnified Party, or otherwise having a direct effect upon its continuing operations, shall be subject to the consent of the Indemnified Party. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which are not unnecessarily prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.3 and, except as permitted above or pursuant to this Section 8.3, shall bear its own costs and expenses with respect to such participation.

     (d) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 8.3, or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3 but fails to diligently and promptly defend or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, conditioned or delayed, any compromise or settlement of such Third Party Claim. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

     (e) In the event an Indemnified Party should have a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party, a written notice (the "Indemnity Notice") describing the nature of the claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

     (f) Payments of all amounts  owing by the  Indemnifying  Party  pursuant to
Section 8.3(c) and Section 8.3(d) shall be made not later than thirty (30) days after the latest of (A) the settlement of the Third Party Claim, (B) the expiration of the period for appeal of a final adjudication of such Third Party Claim or (C) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to
Section 8.3(e) shall be made not later than thirty (30) days after the expiration of the thirty-day Indemnity Notice period or, if the Indemnifying Party has timely disputed such claim, the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

     (g) The failure to provide notice as provided in this Section 8.3 shall not excuse any party from its continuing obligations hereunder; however, any claim shall be reduced by the damages resulting from such party's delay or failure to provide notice as provided in this Section 8.3.

     (h) Notwithstanding anything to the contrary in this Section 8.3, should any Third Party Claim hereunder involve a situation where the Indemnified Party reasonably anticipates that part of the claim will be borne by it and part of the claim will be borne by the Indemnifying Party due to the existence of the limitations in Section 8.4, the parties shall jointly consult and proceed as to any such Third Party Claim.

Section 8.4.         Limits on Indemnification


     Notwithstanding anything to the contrary contained in this Agreement:

     (a) Seller shall not have any obligation to provide indemnification for Losses pursuant to Section 8.1(a) or Section 8.1(e) (to the extent incurred in connection with Section 8.1(a)) except to the extent that the aggregate amount of all such Losses pursuant to such subsections exceeds $250,000.00 (the "Basket Amount"), in which case Seller shall be liable to Buyer only for such Losses in excess of the Basket Amount; provided, however, that the Basket Amount shall not apply with respect to any breach of Section 4.3(a)(iii) or Section 4.3(a)(iv). The maximum obligation of Seller to provide indemnification for all Losses pursuant to Section 8.1(a) or Section 8.1(e) (to the extent incurred in connection with Section 8.1(a)) shall be limited to an aggregate amount equal to $10,000,000.00 (the "Liability Cap"). Without prejudice to the foregoing limitations, Seller shall not have any obligation to provide indemnification for Losses to the extent such Losses are accrued or reserved for in the Net Working Capital Adjustment Amount determined pursuant to Section 3.3.

     (b) Buyer shall not have any obligation to provide indemnification for Losses pursuant to Section 8.2(a) or Section 8.2(d) (to the extent incurred in connection with Section 8.2(a)) except to the extent that the aggregate amount of all such Losses pursuant to such subsections exceeds the Basket Amount, in which case Buyer shall be liable to Seller only for such Losses in excess of the Basket Amount. The maximum obligation of Buyer to provide indemnification for Losses pursuant to Section 8.2(a) or Section 8.2(d) (to the extent incurred in connection with Section 8.2(a)) shall be limited to the Liability Cap.

     (c) Neither Party shall have any obligation to provide indemnification hereunder for any Losses pursuant to Section 8.1(a), Section 8.1(b) (solely with respect to breaches of the representations and warranties in Section 4.1,
Section 4.2 and Section 4.3(a)), Section 8.2(a) and Section 8.2(b) (solely with respect to breaches of the representations and warranties in Section 5.1,
Section 5.2, and Section 5.3) hereof for which a written notice of claim specifying in reasonable detail the specific nature and basis of the Losses and the estimated amount of such Losses is not delivered to the Indemnifying Party prior to 5:00 p.m., Eastern Time, on the eighteen (18) month anniversary of the date hereof; provided, however, that such indemnities shall survive with respect only to the specific matter that is the subject of any notice delivered in good faith in compliance with the requirements of this Section 8.4(c) prior to 5:00 p.m., Eastern Time on such eighteen (18) month anniversary date until the earlier to occur of (i) the date on which a final nonappealable resolution of the matter described in such notice has been reached, or (ii) the date on which the matter described in such notice has otherwise reached final resolution; and provided further that (x) the representations and warranties set forth in
Section 4.5, Section 4.11, Section 4.17, and Section 5.8 hereof shall survive until ninety (90) days after the end of the applicable statute of limitations period, (y) the representations and warranties set forth in Section 4.14(a) and 4.14(d) hereof shall survive until the second anniversary of the Closing Date and (z) the representations and warranties set forth in Section 4.8 shall survive until the second anniversary of the date hereof.

     (d) The obligation of either Party to provide indemnification hereunder for any Losses for breaches of representations and warranties hereunder shall be net of (a) any insurance proceeds received by an Indemnified Party or any of its Affiliates with respect to such Loss (except to the extent such insurance proceeds must be repaid by the Indemnified Party or its Affiliates to the insurer through adjustments to past, present or future insurance premiums or other similar mechanisms), and (b) any Tax benefit received by the Indemnified Party or any of its Affiliates with respect to such Losses (determined after taking into account the Tax consequences of any related indemnification payment).

     (e) The Parties agree that any payment made pursuant to Article VIII or the indemnification provisions of Article VII are intended to be an adjustment to the Purchase Price.

Section 8.5.         Remedies Exclusive


     THE PARTIES ACKNOWLEDGE AND AGREE THAT THE REMEDIES SET FORTH IN ARTICLE VII AND THIS ARTICLE VIII, INCLUDING THE BASKET AMOUNT, LIABILITY CAP, SURVIVAL PERIODS, DISCLAIMERS AND LIMITATIONS ON SUCH REMEDIES, ARE INTENDED TO BE, AND SHALL BE, THE SOLE AND EXCLUSIVE REMEDIES UNDER THIS AGREEMENT.

Section 8.6.         Certain Damages


     NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY OF ITS AFFILIATES OR REPRESENTATIVES FOR PUNITIVE OR EXEMPLARY DAMAGES (OTHER THAN THIRD PARTY PUNITIVE OR EXEMPLARY DAMAGES) IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON CONTRACT, TORT, STRICT LIABILITY, VIOLATION OF LAW, OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE.

Section 8.7.         Miscellaneous


     The  indemnification  obligations  set  forth in this  Article  VIII and in
Article VII are made notwithstanding any investigation made by or on behalf of any of the Parties hereto or the results of any such investigation and notwithstanding the participation of any Party in the Closing.

ARTICLE IX
                                     GENERAL

Section 9.1.         Amendments


     This Agreement may only be amended by an instrument in writing executed by Buyer and Seller.

Section 9.2.         Waivers


     The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the Party entitled to enforce such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

Section 9.3.         Notices


     Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by fax (with machine confirmation) overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) If to Seller, to:

                       Duke Energy Gas Transmission Corporation
                       5400 Westheimer Court
                       Houston, Texas  77056
                       Attention:  Rodney E. Gerik
                       Telephone No.:     (713) 627-5511
                       Fax No.:           (713) 989-3190

                       With a copy (which shall not constitute effective notice) to:

                       Vinson & Elkins LLP
                       2300 First City Tower
                       1001 Fannin Street
                       Houston, Texas  77002
                       Attention:  Rell Tipton
                       Telephone No.:     (713) 758-4506
                       Fax No.:           (713) 615-5553
(b) If to Buyer, to:

                       KeySpan LNG GP, LLC
                       One Metro Tech Center
                       Brooklyn, New York 11201-3850
                       Attention: Joseph A. Vaszily
                       Telephone No.:  (718) 403-2690
                       Fax No.:        (718) 222-1217

                       With a copy (which shall not constitute effective notice) to:

                       Dickstein Shapiro Morin & Oshinsky LLP
                       2101 L Street, N.W.
                       Washington, DC  20037-1526
                       Attn:  Beth Webb
                       Telephone:         (202) 775-4782
                       Fax No.:           (202) 887-0689
Section 9.4.         Successors and Assigns; Parties in Interest


     This Agreement shall be binding upon and shall inure solely to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other Party, and any purported assignment made without such written consent shall be void; provided, however, that Buyer may assign its rights and obligations hereunder
(a) in whole or in part to one or more Affiliates of Buyer in connection with the transfer of the Partnership Interests and/or interests in ALNG to such Affiliate and (b) to one or more lending institutions or trustees in connection with a pledge or granting of a security interest in the Partnership Interests, in interests in ALNG, in assets of ALNG and/or in this Agreement. In no event shall the assignment by any Party of its respective rights or obligations under this Agreement release such Party for its respective liabilities and obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties and their respective successors, legal representatives, and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 9.5.         Severability


     If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable, or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal, and enforceable and that achieves the same objective.

Section 9.6.         Entire Agreement


     This Agreement (including the Schedules hereto and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement. If and to the extent any information required to be furnished in any Schedule is contained in any other Schedule attached hereto, such information shall be deemed to be included in all Schedules in which the information is required to be included to the extent such disclosure is reasonably apparent on its face and provided such disclosure is reasonably related to the Schedule in which it is included.

Section 9.7.         Governing Law


     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO SUCH JURISDICTION'S CONFLICT OF LAWS PROVISIONS. THE PARTIES AGREE THAT VENUE OR ANY SUIT, ACTION, PROCEEDING OR LITIGATION ARISING OUT OF OR IN RELATION TO THIS AGREEMENT SHALL BE IN FEDERAL OR STATE COURT IN THE STATE OF DELAWARE HAVING SUBJECT MATTER JURISDICTION.

Section 9.8.         Expenses


     Except as otherwise provided herein, each of the Parties shall bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery, and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby.


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

Section 9.9.         Release of Information


     The Parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any Party without prior consultation with, and agreement of, the other Party, except for any legally required communication by any Party and then only with prior consultation and as much advance notice as is practicable under the circumstances requiring any announcement, together with copies of all drafts of the proposed text.

Section 9.10.        Specific Performance


     Each of the Parties hereto acknowledges and agrees that the other Parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties hereto agrees that, in addition to any other remedy to which such Party may be entitled at Law or in equity, they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

Section 9.11.        Confidentiality


     Seller agrees on behalf of itself and its Affiliates that, at all times from and after the Closing Date, it shall keep secret and retain in strictest confidence, and shall not use for its benefit or for the benefit of others, confidential information with respect to ALNG, including Proprietary Information, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, other than any of the foregoing are in the public domain (except such materials that enter the public domain through conduct of Seller or its Affiliates which violates this Section 9.11 prior to any disclosure by Buyer), and provided that the foregoing shall not restrict any disclosure of information that, pursuant to the advice of counsel, is required by Law, legal process, or stock exchange regulation and is implemented in accordance with the following provisions of this Section 9.11. In the event Seller or any of its Affiliates receives a request or becomes compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order or similar process) to disclose any of such confidential information, Seller agrees to cause the following to occur prior to any such disclosure:

     (a) provide Buyer with prompt written notice of such requirements so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section;

     (b) consult with Buyer on the advisability of taking steps to resist or narrow such request; and

     (c) cooperate with Buyer in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded such information.


     In the event such protective order or other remedy is not obtained, or Buyer waives compliance with the provisions hereof, Seller agrees to cause to be furnished only that portion of such confidential information which Seller or its Affiliates is advised by written opinion of counsel that it is legally required to furnish, and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such information.

Section 9.12.        Certain Construction Rules


     The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend, or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years, and (b) any reference to a "Section," "Article," or "Schedule" shall be deemed to refer to a section or article of this Agreement or a schedule attached to this Agreement. The words "hereof," "herein," "hereunder," and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive. The term "including" shall mean "including without limitation."

Section 9.13.        Counterparts


     This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on both Parties, notwithstanding that both Parties are not signatories to the original or the same counterpart.

Section 9.14.        Further Assurances


     Subject to the terms and conditions of this Agreement, at any time, or from time to time, after the Closing, at any Party's request and without further consideration, the other Parties shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.



                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.


                                     SELLER:

                                     DUKE ENERGY GAS  TRANSMISSION CORPORATION


                                     By:         /s/
                                     --------------------------------
                                     Name:      Alan N. Harris
                                     Title:     Senior Vice President

                                     ALGONQUIN ENERGY, INC.


                                     By:        /s/
                                     --------------------------------
                                     Name:      Alan N. Harris
                                     Title:     Senior Vice President


                                     BUYER:

                                     KEYSPAN LNG GP, LLC


                                     By:        /s/
                                     ------------------------------------
                                     Name:      Joseph A. Vaszily
                                     Title:     Vice President-Operations


                                     KEYSPAN LNG LP, LLC

                                     By:        /s/
                                     ------------------------------------
                                     Name:      Joseph A. Vaszily
                                     Title:     Vice President-Operations


                      Signature Page to Purchase Agreement